EXHIBIT 99.03

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

2 April 2007

Shire plc (the “Company”)

Notification of the Exercise of an Option and Sale of Shares by a Non-Executive Director.

The Company was notified by The Honourable James A. Grant, P.C., C.M., Q.C., a non-executive director of the Company on 30 March 2007 of the exercise in London on the same day of an option granted to him under the BioChem Pharma Stock Option Plan over 2,275 shares in the capital of the Company at an exercise price of £6.20.

The Company was further notified by The Honourable James Grant on 30 March 2007 of the sale in London on the same day of 2,275 ordinary 5p shares in the capital of the Company at a price of £10.52.

The options exercised by The Honourable James Grant were granted on 6 May 1997 and were due to expire on 5 May 2007.

As a result of this transaction The Honourable James Grant has an interest, including unexercised share options, in 124,020 ordinary shares of £0.05p each in the Company.  This represents 0.02% of the issued share capital of that class.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through

Registered in England 2883758  Registered Office as above

acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above